UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)        March 18, 2015

American River Bankshares

(Exact name of registrant as specified in its chapter)

California	0-31525	68-0352144
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Zinfandel Drive, Suite 450, Rancho Cordova, California	95670
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 851-0123

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 4 Pages

Item 1.01. Entry into a Material Definitive Agreement.

(a)(1) On March 18, 2015, the Board of Directors of the registrant, American River Bankshares (the “Company”), approved a performance based restricted stock awards program. Executive officers David Taber, Chief Executive Officer; Mitchell Derenzo, Chief Financial Officer; Kevin Bender, Chief Operating Officer; and Loren Hunter, Chief Credit Officer, are all eligible to participate and have been awarded restricted shares.

(a)(2) The details of the performance based restricted stock awards program is more fully described in Item 502 (e)(1) of this Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)(1) On March 18, 2015, the Board of Directors of the registrant the Company approved a performance based restricted stock awards program. Executive officers David Taber, Chief Executive Officer; Mitchell Derenzo, Chief Financial Officer; Kevin Bender, Chief Operating Officer; and Loren Hunter, Chief Credit Officer, are all eligible to participate and have been awarded restricted shares. Restricted stock awards are earned based upon the share price increase of Company common stock, adjusted for stock splits or stock and cash dividends (the “Total Return”) compared to the Total Return of the financial institutions included within a group of financial institutions (the “Peer Group”) selected by the Company’s Compensation Committee. The Performance Period is two (2) years commencing January 1 of each Performance Period. The initial Performance Period begins on January 1, 2015 and ends on December 31, 2016.

The Total Return will be calculated for the Company and the Peer Group by reference to the stock prices prior to the commencement of each Performance Period and at the end of each Performance Period. The beginning stock prices for the Company and the Peer Group will be set using the thirty (30) calendar-day trailing average closing stock prices prior to the commencement of a Performance Period. The ending stock prices will be set using the thirty (30) calendar-day trailing average closing stock prices at the end of the Performance Period. The determination of the Total Return for the Company and the Peer Group will result in placement of the Company within the overall ranking of the combined results for the Company and the Peer Group.

The final amount of the restricted stock award to which a participant may be entitled, subject to vesting requirements, is based upon the following calculation:

•	The participant’s annual base salary is multiplied by the participant’s target percentage of base salary established by the Compensation Committee prior to the commencement of the Performance Period (the “Target”). Targets for the 2015-2016 Performance Period are as follows: Mr. Taber, 25% of annual salary, and Messrs. Derenzo, Hunter and Bender, 15% of annual salary.
•	Each such Target amount is then divided by the thirty (30) calendar-day trailing average closing stock price of Company common stock prior to the commencement of the Performance Period to determine the number of shares subject to the award.
•	The number of shares subject to the restricted stock award is then further adjusted to reflect the result of the Company stock price ranking compared with the Peer Group at the end of a Performance Period in order to determine the final number of restricted performance shares of Company stock earned by the participant over the Performance Period as follows:
•	75th percentile Company performance ranking = 150% of the award.
•	50th percentile Company performance ranking = 100% of the award.
•	30th percentile Company performance ranking = 50% of the award.
•	Company performance ranking at less than the 30th percentile would result in forfeiture of the entire award.

Page 2 of 4 Pages

Awards are adjusted (interpolated) for Company performance ranking between 30th and 75th percentile levels. The awards vest one year and a day after the end of the two (2) year Performance Period.

Performance Based Restricted Stock Awards for 2015-2016

The following chart indicates the potential number of performance based restricted stock awards for the 2015-2016 Performance Period.

Messrs. (1)	Taber	Derenzo	Hunter	Bender

Maximum (75th percentile or higher)	12,104	4,406	4,041	4,406
Target (50th percentile or higher)	8,069	2,937	2,698	2,937
Minimum (30th percentile or higher)	4,035	1,469	1,347	1,469
Less than 30th percentile	—	—	—	—

(1)	Based of 30-day average trailing stock price prior to commencement of Performance Period of $9.45 per share of the Company’s Common Stock.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements
Not Applicable.
(b)	Pro Forma Financial Information
Not Applicable.
(c)	Shell Company Transactions
Not Applicable.
(d)	Exhibits

(99.1) Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RIVER BANKSHARES

/s/ Mitchell A. Derenzo
March 19, 2015	Mitchell A. Derenzo, Chief Financial Officer

Page 3 of 4 Pages

	INDEX TO EXHIBITS

Exhibit No.	Description	Page

99.1	Form of Restricted Stock Award Agreement	5

Page 4 of 4 Pages